Exhibit 10.73
CONFORMED COPY
WebMD Health Corp.
111 Eighth Avenue
New York, NY 10001
October 30, 2009
Mr. Mark Funston
c/o WebMD Health Corp.
111 Eighth Avenue
New York, NY 10001
Dear Mark:
     As discussed and effective today, WebMD Health Corp. (formerly known as Emdeon Corporation and HLTH Corporation, the “Company”) is terminating your employment without Cause in accordance with Section 5.4 of the Employment Agreement dated November 9, 2006, as amended as of December 10, 2008, between you and the Company (as so amended, the “Employment Agreement”). This letter agreement (the “Agreement”) contains the release referred to in the Employment Agreement and is a condition to the Company’s obligations to pay the severance and benefits set forth in Section 5.4 of the Employment Agreement and described below.
     1. Separation. Your employment with, and service as a director and/or member and service on any committee of, the Company and its subsidiaries and affiliates will terminate in all capacities (including as of the date hereof (the “Separation Date”). You will be paid your salary and your accrued but unused vacation earned through the Separation Date in accordance with the Company’s payroll practices. You are entitled to these payments whether or not you sign this Agreement.
     2. Severance Benefits. Subject to your execution of this Agreement and compliance with its terms, in accordance with Section 5.4 of the Employment Agreement, the Company will provide you with the following severance payments and benefits:
          (a) Severance. Subject to the terms of this Section and Section 11 below, the Company will continue to pay you your base salary at the current rate of $375,000 per annum (the “Base Salary”) for the period commencing on the Separation Date and ending on the second anniversary of such date (the “Applicable Period”). Such Base Salary will be paid during the

Applicable Period in equal installments, no less frequently than monthly, pursuant to the Company’s policies in effect at the time of payment. Notwithstanding the foregoing and subject to Section 11, in accordance with Section 5.6 of the Employment Agreement, commencement of these payments shall begin on the first payroll date that occurs in the month that begins at least 60 days after the Separation Date, but which may be accelerated by the Company by no more than 30 days (the “Starting Date”), provided that you have executed and not revoked this Agreement. The first payment on the payment Starting Date shall include those payments that would have previously been paid if these severance payments had begun on the first payroll date following the Separation Date. Such payments will be made in reliance on the short term deferral exemption under Section 409A of the Code (each as defined below in Section 11) until March 15, 2010 and the remaining payments will be delayed as contemplated in Section 11 below.
          (b) COBRA. If you timely elect to continue your health insurance pursuant to COBRA, the Company will pay that portion of the premium that it would have paid if you were an active employee for the same coverage through the earlier of the 18 month period following the Separation Date and your eligibility for comparable coverage with a subsequent employer. You agree to promptly notify the Company in writing in the event that you are offered coverage under another plan.
          (c) Equity. Your options to purchase 79,992 shares of the Company’s common stock granted to you on November 13, 2006 at a per share exercise price of $26.11 (the “Options”) will remain outstanding and continue to vest through the next two vesting dates applicable to such option (November 13, 2009 and November 13, 2010) as if you remained in the employ of the Company and the post termination exercise period specified in the applicable option agreement will commence on November 13, 2010. To the extent not exercised prior to the end of the post-termination exercise period, such Options will expire. The shares of restricted common stock granted to you on November 13, 2006, to the extent not vested on the Separation Date (13,332 shares), shall be deemed vested as of the Separation Date. Any other option or shares of restricted stock that are unvested as of the Separation Date are forfeited on the Separation Date without any payment.
     3. Retirement Plans. You will be entitled to receive your vested accrued benefits under the Company’s 401(k) plan in accordance with the terms and conditions of such plan.
     4. No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or any of its subsidiaries or affiliates after the Separation Date.
     5. Covenants and Agreements. The covenants and agreements set forth in Section 6 of the Employment Agreement or contained in any other equity award agreement executed by you are incorporated herein by reference as if such provisions were set forth herein in full.
     6. Cooperation. From and after the date hereof, you will (i) cooperate in all reasonable respects (after taking into account any employment obligations you may have) with the Company, and its subsidiaries and affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company or any of its subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its subsidiaries and affiliates relating to information concerning actual or prospective customers of the Company or any such subsidiary or affiliate which may be in your possession. The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with any such cooperation by you, provided that such expenses have been approved in writing in advance by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company.
     7. Return of Property. You represent that you have surrendered to the Company all property of the Company and its subsidiaries and affiliates in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment. You are required to return all such property whether or not you sign this Agreement.
     8. Communications. You agree to refrain, except as required by law, from making, directly or indirectly, now or at any time in the future (i) any derogatory comment concerning the Company, its respective subsidiaries and affiliates or any of their respective officers, employees, directors and agents or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects of the Company or any of its subsidiaries and affiliates, to the news or other media, any employees of the Company or any of its subsidiaries or affiliates, or any individual or entity with whom the Company or any of its subsidiaries or affiliates has or may reasonably expect to have a business relationship.
     9. Release. (a) In consideration of the obligations contained in Section 2 of this Agreement and for other valuable consideration, you (for yourself, your heirs, legal representatives, executors or administrators) hereby release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims and rights which you may have against them, and you hereby specifically release, waive and forever hold them harmless from and against any and all such claims, liability, causes of action, compensation, benefits, damages, attorney fees, costs or expenses, of whatever nature or kind and whether known or unknown, fixed or contingent, and by reason of any matter, cause, charge, claim, right or action whatsoever, which have arisen at any time up to and including the date of execution of this Agreement, including, but not limited to, those arising during or in any manner out of your employment or the termination of your employment with the Company, or anything else that may have happened up to and including the day you sign this Agreement. The rights, claims, causes of action, and liabilities that you are releasing and waiving include, but are not limited to, those that concern, relate to, or might arise out of the following: internal policies, procedures, and benefit plans; salary, overtime, bonuses, equity and severance arrangements, and commissions; tort; breach of express or implied contract or promise; harassment, intentional injury or intentional tort, fraud, misrepresentation, battery, assault, defamation, breach of fiduciary duty, tort or public policy claims, whistleblower claims, negligence (including negligent hiring, retention and/or supervision), wrongful or retaliatory discharge, infliction of emotional injury, or any other facts or claims; retirement, stock option or any other benefits; the Fair Labor Standards and the Equal Pay Acts (29 U.S.C. §201, 29 U.S.C. §206(d), et seq.); the Age Discrimination in Employment Act (ADEA) (29 U.S.C. §621, et seq.); Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e, et seq.); ERISA (the Employee Retirement Income Security Act of 1974 (29 U.S.C. §1001, et seq.) other than any vested ERISA benefit; COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §21161, et seq.); the federal (or state equivalent) WARN Act; the American with Disabilities Act (42 U.S.C. §12101, et seq.); the National Labor Relations Act and the Labor Management Relations Act, 29 U.S.C. §141 et seq.; the Family and Medical Leave Act (29 U.S.C. §2601, et seq.); the United States Constitution; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981,1983,1985, et seq.); retaliation under any federal, state, or local law; any claims for costs or attorney fees; the fair employment practices (FEP) laws and employment-related laws of any federal, state, or local jurisdiction (including the New York State Human Rights Law, New York Administrative Code, New Jersey Law Against Discrimination and the Conscientious Employee Protection Act), and any other federal, state, city, county or other common law, law, or ordinance, including but not limited to those where you work and/or reside.
          (b) Notwithstanding the foregoing, the release set forth in Section 9(a) will not apply to (i) the obligations of the Company under this Agreement and (ii) the obligations of the Company to continue to provide director and officer indemnification to you in accordance with its charter and by-laws. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company or any of its subsidiaries or affiliates arising out of your employment relationship, your service as an employee or officer of the Company or any of its subsidiaries or affiliates and the termination thereof. You hereby acknowledge and confirm that you are providing the release and discharge set forth in this Section 9 only in exchange for consideration in addition to anything of value to which you are already entitled.
          (c) You represent and agree that you have not filed any lawsuits against any Released Party, or filed or caused to be filed any charges or complaints against any Released Party with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of the Released Parties, you agree, except for your right, if any, to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of the release of claims pursuant to the Age Discrimination in Employment Act contained in this release, and consistent with the EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and otherwise to the maximum extent permitted by applicable law, not to sue or file a charge or complaint against any Released Party in any forum or assist or otherwise participate willingly or voluntarily in any claim, suit, action, investigation or other proceeding of any kind which relates to any matter that involves any Released Party, and that occurred up to and including the date of your execution of this Agreement, unless as required to do so by court order, subpoena or other directive by a court, administrative agency or legislative body, other than to enforce this Agreement. With respect to the claims you are waiving herein, you are waiving any right to receive money or any other relief in any action instituted on your behalf by any other person, entity or government agency.

     10. Breach of Agreement. In the event of any breach by you of any provision of Section 5, 6, 7 or 8 of this Agreement, in addition to any other remedy available to it, the Company will cease to have any obligation to make payments or provide benefits to you under this Agreement, and any continued vesting and exercisability of your Options will cease. In the event of such a breach following payment of its obligations hereunder, the Company may (in addition to any remedy otherwise available to it) seek to recover the amounts paid under this Agreement, and any attorneys’ fees and costs incurred in such action, to the extent permitted by law. You agree that in the event you bring a claim covered by this release in which you seek damages against the Company or in the event you seek to recover against any of such entities in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims.
     11. Section 409A. It is intended that the payments provided for herein are intended to comply with, or be exempt from, the terms of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”). In the event, however, that any such payments are determined to be subject to Section 409A, then in accordance with Section 8.9 of the Employment Agreement, the Company may make such adjustments as are reasonably required to comply with such section, including delaying any such payments that would have been required to be paid to you pursuant to this Agreement during the first six months following the Separation Date until the end of such six-month period in accordance with the requirements of Section 409A. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. In addition, any expense reimbursement under this Agreement will be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by you, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year. The termination of your employment on October 30, 2009 is intended to constitute an “involuntary termination” for purposes of Section 409A. Notwithstanding any of the preceding, the Company makes no representations regarding the tax treatment of any payments hereunder, and you will be responsible for any and all applicable taxes.
     12. Miscellaneous.
          (a) Entire Agreement. This Agreement and the applicable equity plans and agreements set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company or any of its subsidiaries or affiliates (including, without limitation, the Employment Agreement (other than Sections 6, 8.7, 8.8 and 8.9 thereof, which shall remain in full force and effect and are incorporated by reference herein)). This Agreement may be amended only by a written document signed by the parties hereto.
          (b) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey (determined without regard to the choice of law provisions thereof). You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New Jersey, or, if appropriate, a federal court within New Jersey (which courts, together with all applicable appellate courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
          (c) Withholding Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.
          (d) Acceptance. You shall have twenty-one (21) days from the date set forth above to consider the terms of this Agreement. In order to receive the benefits and payments provided for by Section 2 of this Agreement, you must execute this Agreement and return it to the Company addressed to Douglas Wamsley, Esq., at the Company’s address specified above so that it is received any time on or before the expiration of the 21-day period. After executing the Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing addressed to and received by Douglas Wamsley, Esq., at the same address no later than the seventh (7th) day following the date you executed the Agreement. In the event you do not accept this Agreement, or in the event you revoke this Agreement during the Revocation Period, the obligations of the Company to make the payments and provide the benefits set forth in Section 2 shall automatically be deemed null and void. No payments or benefits will be paid or provided under Section 2 of this Agreement until expiration of the Revocation Period.
          (e) Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 9. You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.
          (f) Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:
Mark Funston:
at the address reflected in the Company’s records as of the Separation Date if to the Company:
WebMD Health Corp.
111 Eighth Avenue
New York, NY 10001
Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 12(f). Notices of change of address will be effective only upon receipt.

WEBMD HEALTH CORP.
By:	/s/ David Schlanger
	Name:	David Schlanger
	Title:	Senior Vice President
Accepted and Agreed:

/s/ Mark Funston
Mark Funston

Dated: October 30, 2009